NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT	Bill Walljasper
Ankeny, IA 50021		(515) 965-6505

Casey’s Reports Strong First Quarter Earnings

Ankeny, Iowa, September 1, 2004—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported a 14% increase in earnings for the first quarter of fiscal 2005 ended July 31, 2004. Basic earnings rose to $0.32 per share from $0.28 for the first quarter of fiscal 2004. “The increase was especially encouraging because earnings were measured against a very good quarter in the previous year,” said Chairman and CEO Ronald M. Lamb. “Gross profit was up in all three business categories, and we are pleased with the early progress toward our 6 annual performance goals.”

Gasoline—The Company’s first annual goal is to increase same-store gasoline gallons sold at least 2% with an average margin of at least 10.5 cents per gallon. In the first quarter, the Company sold 262.4 million gallons compared with 259.3 million in the same quarter a year ago. On a same-store basis, gallons sold were down 1.4%. “That’s understandable,” Lamb explained, “given the continuing high retail gasoline prices affecting demand. Our July sales trends were positive, and we’re hopeful they will continue their upward direction.” The average margin per gallon was 11.8 cents, up from 9.8 cents for the previous first quarter and well above the fiscal 2005 goal. Gasoline gross profit improved to $31 million from $25.5 million.

Grocery & Other Merchandise (G&OM)—Casey’s second goal is to increase same-store G&OM sales 2.9% with an average margin over 32%. Total first-quarter sales were up 4.4% to $196.1 million; same-store sales increased 1.9%. The average margin was 31.3%. Gross profit rose to $61.3 million from $59.2 million. “The gains we’re making are promising,” Lamb said, “and we believe point-of-sale data will continue to help us improve product selection and space allocation. Thanks in part to the store reset completed at the end of the quarter, all items in this category met our expectations. We have evidence our strategies for managing cigarettes are working. Same-store cigarette sales comparisons were positive for July, the first time since September of 2002.”

Prepared Food & Fountain (PF&F)—The next goal is to increase PF&F same-store sales 6% with an average margin over 60%. Total PF&F sales were up 10% to $52.2 million for the quarter, and same-store sales were up 5.8%, nearly at goal. The average margin was 58.7%. Despite high cheese prices, gross profit was up a substantial 6.3% to $30.6 million. Management credited strategic pricing, popular new products, and expanded use of point-of-sale data for the gross profit improvement. “This category is performing exceptionally well,” said Lamb. “We will continue to monitor wholesale cheese prices and look for advantageous buying opportunities.”

Point of Sale (POS)—The fourth goal is to have over 900 stores with full POS by year-end. Lamb stated, “We’re definitely on pace to achieve this goal—we had 603 stores operating with full POS at July 31—but we’ve always known installations are only the beginning. Our real task is deriving full value from the data the system generates. We are currently testing a data warehouse and business intelligence product to assist us further in using the data more effectively.” Starting in October, the Company will accelerate the rollout of POS to 12 per week.

Operating Expenses—The fifth goal is to hold the percentage increase in operating expenses to no more than the percentage increase in inside sales. For the quarter, total inside sales were up 5.5% to $248.3 million. Operating expenses were up 8% to $83.3 million due to a 27% increase in bank charges for customers using credit cards to purchase more expensive gasoline. The average retail price of gas was $1.83 this quarter versus $1.42 for the first quarter a year ago. “This goal represents our ongoing attention to return on investment at the operational level,” said Lamb. “The quarter’s total gross profit grew in line with operating expenses, increasing 8% to $123.2 million.”

Expansion—The final goal is to acquire at least 43 stores and build 15 new stores to achieve 3.5% total store growth. Adding more stores primarily through acquisitions is a Company priority. In the first quarter, Casey’s built 1 new store, completed 3 acquisitions, and signed written agreements for 2 more. Lamb elaborated, “Currently we have preliminary agreements for an additional 13 stores and are in various stages of negotiation on numerous others. There are ample opportunities for acquisitions, and our thorough due diligence will ensure we continue to purchase only those that bring us attractive returns.”

At its August meeting, the Board of Directors declared a quarterly dividend of $0.04, payable November 15, 2004 to shareholders of record on November 1, 2004. Board members join the management team in inviting all shareholders and prospective investors to attend Casey’s annual meeting at 9:00 a.m., September 17, 2004 at its corporate headquarters in Ankeny, Iowa.

* * *

Casey’s General Stores, Inc. Consolidated Statements of Income (Unaudited) (Dollars in thousands, except per share amounts)

	Three months ended July 31,
	2004	2003
Net sales	$733,859	$609,371
Franchise revenue	328	503

Total revenue	$734,187	$609,874

Cost of goods sold	$610,652	$495,240
Operating expenses	83,317	77,150
Depreciation and amortization	12,669	12,165
Interest, net	2,799	3,245

	$709,437	$587,800

Income before income taxes	$24,750	$22,074
Federal and state income taxes	8,811	8,057

Net income	$15,939	$14,017

Basic earnings per share	$.32	$.28
Weighted average shares outstanding	50,037	49,741
Diluted earnings per share	$.32	$.28
Weighted average shares outstanding	50,236	49,903

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

	(unaudited)
	July 31, 2004	April 30, 2004
Assets
Current assets
Cash and cash equivalents	$59,508	$45,887
Receivables	6,186	5,751
Inventories	78,155	77,895
Prepaid expenses	7,067	6,392
Income taxes receivable	5,393	10,882

Total current assets	$156,309	$146,807

Other assets, net of amortization	1,173	1,154
Property and equipment, net of accumulated depreciation July 31, 2004 $421,042 April 30, 2004 $409,969	689,721	686,625

Total assets	$847,203	$834,586

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$31,721	$28,345
Accounts payable	91,128	83,388
Accrued expenses	36,439	34,107

Total current liabilities	$159,288	$145,840

Long-term debt, net of current maturities	$127,692	$144,158
Deferred income taxes	102,159	99,159
Deferred compensation	5,741	5,635

Total liabilities	$394,880	$394,792

Total shareholders’ equity	452,323	439,794

Total liabilities and shareholders’ equity	$847,203	$834,586

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Dollars in thousands)
Three months ended
7/31/04	Gasoline	Grocery & other merchandise	Prepared food & fountain	Other	Total
Sales	$480,464	$196,142	$52,188	$5,065	$733,859
Gross profit	$31,037	$61,313	$30,641	$216	$123,207
Margin	6.5%	31.3%	58.7%	4.3%	16.8%
Gasoline Gallons	262,388

Three months ended
7/31/03
Sales	$367,010	$187,911	$47,431	$7,019	$609,371
Gross profit	$25,531	$59,214	$28,835	$551	$114,131
Margin	7.0%	31.5%	60.8%	7.9%	18.7%

Gasoline Gallons	259,269

Gasoline Gallons						Gasoline Margin
Same-store Sales Growth						(Cents per gallon)
(Stores open for at least one full year)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	-1.4%					F2005	11.8 ¢
F2004	6.4	3.4%	0.7%	1.7%	3.1%	F2004	9.8	11.9 ¢	9.1 ¢	9.5 ¢	10.1 ¢
F2003	-5.5	-5.1	-4.4	4.1	-3.0	F2003	9.9	11.7	11.9	10.4	11.0
F2002	6.3	11.5	17.7	2.0	9.2	F2002	9.3	10.2	7.5	10.4	9.3

Grocery & Other Merchandise						Grocery & Other Merchandise
Same-store Sales Growth						Margin
(Stores open for at least one full year)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	1.9%					F2005	31.3%
F2004	0.6	-0.5%	-1.2%	2.8%	0.4%	F2004	31.5	32.3%	30.8%	29.2%	31.0%
F2003	4.2	0.8	-3.1	-1.9	0.2	F2003	31.0	33.0	30.6	31.2	31.5
F2002	8.7	10.6	19.0	9.7	11.7	F2002	32.9	30.6	27.0	30.4	30.3

Prepared Food & Fountain						Prepared Food & Fountain
Same-store Sales Growth						Margin
(Stores open for at least one full year)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2005	5.8%					F2005	58.7%
F2004	5.8	4.1%	4.5%	7.6%	5.5%	F2004	60.8	62.8%	60.3%	58.5%	60.6%
F2003	2.8	2.0	-2.9	2.4	1.1	F2003	59.1	60.1	60.3	58.0	59.4
F2002	7.0	7.6	15.4	3.5	8.3	F2002	54.9	53.9	56.8	56.2	55.4

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on September 2, 2004. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.